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                        MASTER SUBLEASE
                (Indianapolis, Dallas, Atlanta)


      THIS  SUBLEASE,  dated  May 24, 1996,  is  by  and  between
American   Testing  and  Engineering  Corporation,   an   Indiana
corporation ("Sublessor"), and ATC Environmental Inc., a Delaware corporation ("Sublessee").

                            Recitals

      Sublessor and Mann Realty Co., an Indiana corporation ("Master Lessor"), have entered into three (3) Lease Agreements, each dated May 24, 1996 ("Master Leases"), copies of which are attached hereto as Exhibit A, pursuant to which Sublessor leases from Master Lessor certain real property more particularly described in Section 1 of each Master Lease (collectively, the "Premises"). Sublessor and Sublessee have entered into an Agreement for Sale and Purchase of Business Assets, dated May 24, 1996 ("Purchase Agreement"), pursuant to, or in connection with, which Sublessee is purchasing from Sublessor certain assets and assuming certain liabilities of Sublessor. The Purchase Agreement contemplates that Sublessor and Sublessee (collectively, the "Parties") will enter into this Agreement concurrent with the closing of the transactions described in the Purchase Agreement.

                             Terms

      In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, Sublessor and Sublessee, each intending to be legally bound, agree as follows:

      1. Sublease. Sublessor hereby subleases the Premises to Sublessee, and Sublessee hereby subleases the Premises from Sublessor, at the rental and upon all of the terms and conditions set forth herein.

      2. Term. The term of this sublease ("Term") shall commence on the date of this Sublease ("Commencement Date") and end on the tenth anniversary hereof or such earlier date as it shall be terminated pursuant to the terms of this Sublease ("Termination Date").

     3.   Options to Terminate.

            (a) Sublessee shall have the option to terminate
     this Sublease as to any of the Premises sublet hereunder on the fourth anniversary of the date of this Agreement or every successive anniversary date thereafter during the Term ("Option Termination Date") if, no later than six (6) months prior to the Option Termination Date,

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     Sublessee  shall have provided to Sublessor  a  written
     notice  which  includes a certificate of an  authorized
     officer  of  Sublessee  certifying  that,  as  to   the
     property for which the Sublease is to be terminated, during Sublessee's then most recently completed fiscal year, using Sublessee's best efforts, Sublessee has not
     recorded   at   least   $24,888,000,   $9,468,000    or
     $22,775,000    in   net   revenue   from    Sublessee's
     Indianapolis,    Dallas    or    Atlanta    operations,
     respectively. Upon the termination of this Sublease in accordance with its terms as to any of the Premises, all obligations of Sublessee relative to such Premises shall terminate except for those which shall have accrued on or before such termination date.

            (b)    Sublessor  shall  have  the   option   of
     terminating this Sublease at the end of any lease year by giving written notice thereof to Sublessee at least
     30 days prior to the end of such lease year.

      4. Basic Rent. Sublessee shall pay rent and other payments equal to the rent and other payments to be paid by Sublessor to Master Lessor under each Master Lease ("Consideration") at the same time as provided in each Master Lease. Sublessee shall pay the Consideration directly to Master Lessor and, on request, shall provide evidence of such payment to Sublessor.

      5. Rent Premium. In addition to the Consideration, Sublessee shall pay to Sublessor as additional consideration, at such address as Sublessor shall designate in writing from time to time, a rent premium in the amount of $4,500,000.00, which shall be payable in installments as follows:

     Monthly in arrears during months 1-12      $ 51,750.00
     Monthly in arrears during months 13-48     $107,750.00

Notwithstanding anything in this Sublease to the contrary, all rent premium will be deemed earned when paid or to be paid hereunder regardless of whether Sublessee exercises its option to terminate this Sublease pursuant to the provisions of Section 3.

     6.  Master Leases.

           (a) This Sublease is, and at all times shall be, subject and subordinate to each Master Lease.

            (b) The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of each Master Lease except as set forth in Sections 5 (regarding rent premium) or 6(g) (regarding certain taxes) of this Sublease or provisions, if any, of any Master Lease which are directly contradicted by this Sublease, in which case the terms of the Sublease shall control over the Master Lease. Therefore, for the

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     purposes  of this Sublease, wherever in a Master  Lease
     reference is made to the lessor thereunder, it shall be deemed to mean the Sublessor herein, and wherever in a
     Master   Lease   reference  is  made  to   the   lessee
     thereunder, it shall be deemed to mean the Sublessee herein.

            (c) During the Term and for all periods subsequent for obligations which have arisen before the Termination Date, Sublessee hereby expressly assumes and agrees to perform and comply with, for the benefit of Sublessor and Master Lessor, each and every obligation of Sublessor which accrues under each Master Lease during the Term. Such obligations are referred to herein as "Sublessee's Assumed Obligations."

           (d) Sublessee shall hold Sublessor free of and harmless from all liability, judgments, costs, damages, claims or demands, including, without limitation, reasonable attorneys' fees, arising out of Sublessee's failure to comply with or perform Sublessee's Assumed Obligations or its additional obligations to Sublessor set forth herein.

           (e) Sublessor shall hold Sublessee free of and harmless from all liability, judgments, costs, damages, claims or demands, including, without limitation, reasonable attorneys' fees, arising out of Sublessor's failure to comply with or perform Sublessor's obligations to Sublessee set forth herein.

            (f) Sublessor represents and warrants to Sublessee that attached hereto as Exhibit A is a true and correct copy of each Master Lease, as currently in effect, and that Sublessor is not in default thereunder nor, to Sublessor's knowledge, is Master Lessor in default thereunder.

          (g) Notwithstanding anything in this Agreement to the contrary, Seller shall pay all sales taxes due as a result of this Sublease. Further, Sublessee shall be liable for property or similar taxes pursuant to the provisions of Section 6(b) of this Agreement only to the extent that such are calculated according to historical means of real property assessment.

     7.   Deposit.

           (a) Sublessee has paid to Sublessor a deposit ("Deposit") in the amount of $2,000,000.00. The Deposit may be commingled with any other funds of Sublessor and Sublessor, except as specifically provided below, shall not be required to repay the Deposit to Sublessee or to account to Sublessee in any manner as to the Deposit. No interest shall be payable to Sublessee with regard to the


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     Deposit.   Any portion of the Deposit not  refunded  in
     accordance with the provisions set forth below shall be treated as additional rent premium paid by Sublessee to Sublessor.

           (b) Sublessee may be entitled to a return of all or a portion of the Deposit but only under the specific provisions of this Section 7. The portion, if any, of the Deposit which shall be returned to Sublessee shall equal the product of (i) 0.4055 and (ii) the difference between the Projected Net Revenue (as hereinafter defined) and the Actual Net Revenue (as hereinafter defined) ("Deposit Refund"); provided, however, in no event shall the Deposit Refund exceed the amount of $2,000,000.00 and in the event Actual Net Revenue exceeds  Projected  Net  Revenue,  there  shall  be  no
     Deposit  Refund.  No Deposit Refund shall  be  paid  by
     Sublessor   while  there  is  an  uncured  default   by
     Sublessee under this Sublease, the Purchase Agreement or any other document executed in connection with the Purchase Agreement. Sublessor shall be entitled to set-off, in accordance with the provisions of Section 1.04 of the Purchase Agreement, any such default, until cured, against any payments of Deposit Refund which are or may become due and owing during the pendency of a
     default.   Sublessee  shall have  no  right,  title  or
     interest in and to the Deposit until all conditions of this Section 7 are met with respect to payment to Sublessee of the Deposit Refund.

           (c) A portion of the Deposit Refund, if any is due, shall be paid by Sublessor to Sublessee within fifteen (15) days after the end of the second, third and fourth lease years, and with respect to the payment due after the end of the first lease year (if any), within fifteen (15) days after agreement by and between the parties as to the total amount of the Deposit Refund, in the following percentages:

                       (i)   At  the end of  the  first
          lease year, Fifty-Eight percent (58%) of the Deposit Refund;

                      (ii)   At  the end of the  second
          lease year, Fifteen percent (15%) of the Deposit Refund;

                     (iii)   At  the end of  the  third
          lease year, Fifteen percent (15%) of the Deposit Refund; and,

                      (iv)   At  the end of the  fourth
          lease year, Twelve percent (12%) of the Deposit Refund.


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     For purposes of this subsection (c), a lease year shall
     be a calendar year beginning on the Commencement Date or an anniversary of the Commencement Date.


          (d) The term Projected Net Revenue shall mean the amount of $63,500,000.00.

           (e) The term Actual Net Revenue shall mean the gross revenue generated from the offices of Sublessee in the cities listed in Exhibit B attached hereto for the one (1) year period beginning on June 1, 1996 and ending on May 31, 1997 minus revenue from contracts of Purchaser in existence on the date prior to the Closing Date (the "Excluded Contracts"), minus payments made to subcontractors not affiliated with Sublessee which are directly attributable to the generation of the gross revenue, such as subcontractor labor, outside laboratory, outside drilling services, and other direct expenses (except those for the Excluded Contracts) including travel, equipment rental and related costs, performance bond costs and outside print and reproduction services. Sublessor shall use its best efforts to maximize Actual Net Revenue. On a quarterly basis during that year, Sublessee shall deliver to Sublessor within sixty (60) days after the end of each quarter, a statement of Sublessee's calculation of net revenues for the preceding quarter. After the end of the first lease year, Sublessee shall deliver to Sublessor a statement of Sublessee's calculation of Actual Net Revenue and Deposit Refund. This statement from Sublessee shall include a notice that Sublessor shall have a period of thirty (30) days after receipt of the statement to request an audit of the calculations contained in the statement and of all supporting documentation. Sublessor shall then have a period of thirty (30) days after receipt of that statement to send to Sublessee a request to perform an audit of Sublessee's calculations at Sublessor's expense. Sublessor shall then proceed promptly with that audit and use best efforts to complete such audit within sixty (60) days after Sublessee makes its books and records available to Sublessor. Sublessor shall cooperate with such audit in all reasonable respects, including allowing access to its employees, its books and records and cooperation in contacting subcontractors. Such audit shall be performed by Coopers & Lybrand, L.L.P. or such other public accounting firm or such other party as is acceptable to Sublessor and Sublessee.

       8.   Use.   Sublessee shall use the Premises  only  for  a
purpose permitted under the Master Lease.

       9. Default. In the event Sublessee defaults under this Sublease, and Sublessee shall fail to cure such default within the applicable periods of time provided in each Master Lease to cure a
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breach, Sublessor shall be entitled to exercise all of the rights and remedies available to the Master Lessor under each Master Lease, including, without limitation, all remedies available at
law  or  in  equity.   Such remedies shall be cumulative  and  in
addition to any other remedies Sublessor may have at law or in equity.


       10. Notices. Notices or communications required or permitted to be given under this Sublease shall be in writing and shall be delivered or given to the respective parties by registered or certified mail, return receipt requested, or by recognized overnight courier, at the following addresses, unless a party otherwise designates in writing:

Sublessor:     American Testing and Engineering Corporation
               8653 Bash Street
               Indianapolis, Indiana 46256
               Att'n:  Gerald D. Mann, President

with a copy sent in the same manner to:

               John C. Stark, Esq.
               Stark Doninger & Smith
               50 South Meridian Street, Suite 700
               Indianapolis, Indiana  46204-3542

Sublessee:     John Smith, Esq.
               ATC Environmental Inc.
               1515 E. 10th Street
               Sioux Falls, SD  57103

Notices mailed pursuant to this paragraph shall be deemed to be given three (3) business days (or, if given by overnight courier, one (1) business day) after the date of mailing. Notices delivered in person shall be deemed given at time of receipt.

      11. Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to its choice of laws provisions.

      12. Binding Effect. This Sublease shall be binding upon, and inure to the benefit of, the parties hereto and their respective agreed successors and assigns.

      13. Controlling Agreement. This Sublease sets forth the entire agreement of the parties hereto with respect to Lessee's subletting of the Premises. In the event of an inconsistency between a Master Lease and the provisions of this Sublease, the provisions of this Sublease shall control.

     14.  Amendments.  This Sublease may be amended only pursuant
to   an   instrument   in  writing  signed   by   an   authorized
representative of each of the parties hereto.

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     15.  Dispute Resolution.  All disputes hereunder between the parties shall be resolved in accordance with Section 10.15 of the Asset Purchase Agreement.


     IN WITNESS WHEREOF, Sublessor and Sublessee have caused this
Sublease to be executed as of the day and year first above written.


AMERICAN TESTING AND               ATC ENVIRONMENTAL INC.
  ENGINEERING CORPORATION



By: ___________________________    By: ___________________________
    Gerald  D.  Mann,  President       Nicholas  J.  Malino, Senior
                                       Vice President



CONSENT OF MASTER LESSOR


      Mann Realty Co. hereby consents to, and agrees to be bound by, the terms of the foregoing Sublease.



                                   MANN REALTY CO.


                                          /s/ Gerald D. Mann
Date: May 24, 1996                 By:  ______________________________
                                        Gerald D. Mann,
                                        General Partner


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